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Exhibit 10.21

        Execution Copy

DISTRIBUTION AND MARKETING AGREEMENT

        This Agreement made as of the 11th day of August, 2004 (the "Effective Date"), by and among NetYantra Inc., a Delaware corporation with its principal place of business at Suite 102, #327 5200, NW 43rd Street, Gainesville, Florida 32606, United States of America ("NetYantra US") and NetYantra India Pvt Ltd, an Indian company with its principal office at 3rd Floor, Jaysynth Centre, Plot No. 6, Sector 24, Turbhe, Navi Mumbai—400705, Mumbai, India ("NetYantra India," and collectively with NetYantra US, "NetYantra"), and Vistula Communications Services, Inc, a Delaware corporation with its principal place of business at 40 Portman Square, 4th Floor, London, United Kingdom W1H 6LT ("Vistula"). Vistula and NetYantra are sometimes referred to individually as a "Party" and collectively as the "Parties."

        WHEREAS, NetYantra has developed, and has full ownership of all rights, title and interest in and to, the Products (as defined below) and associated intellectual property rights and trademarks;

        WHEREAS, NetYantra wishes to appoint an exclusive distributor for the Products in the Territory (as defined below);

        WHEREAS, Vistula desires to obtain a license to market, distribute, license and support the Products in the Territory; and

        WHEREAS, the Parties wish to maximize revenues from the distribution of the Products in the Territory in accordance with this Agreement;

        WHEREAS, each of the Parties expects that during the term of this Agreement the other Party and its Affiliates will not engage in any transaction with respect to the Products which is materially detrimental to the interests of the other Party;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, NetYantra and Vistula agree as follows:

        1.     Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

        1.1   "Affiliate" shall mean, with respect to any person, any individual, corporation, partnership or other business organization that directly or indirectly controls, is controlled by, or is under common control with, such person.

        1.2   "End User License Agreement" shall have the meaning set forth in Section 4.4 of this Agreement.

        1.3   "Exclusivity" shall mean the exclusive right to market, distribute and sublicense the Products in the Territory.

        1.4   "Maintenance Customers" shall have the meaning set forth in Section 4.5.2 of this Agreement.

        1.5   "Products" shall mean the object code version of the software and any other products described on Exhibit A to this Agreement, together with all documentation provided with such software or other products and any updates, modifications or enhancements to, and new versions of, such software and other products.

        1.6   "Stock Market" shall mean the Nasdaq Stock Exchange, a North American stock market, the London Stock Exchange or a European Stock market.

        1.7   "Subdistributor" shall mean the individual or entity who obtains a sublicense of the Licenses (as defined in Section 3) to market and distribute the Products to end users.

        1.8   "Territory" shall mean the geographic area set forth on Exhibit B to this Agreement.

        1.9   "Trademarks" shall mean the trademarks and service marks listed on Exhibit C to this Agreement and any other names, designations, trademarks, and service marks used from time to time by NetYantra in connection with the Products that are licensed to Vistula by NetYantra in connection with this Agreement.

        1.10 "Vistula Customers" shall mean the individuals and entities who license one or more Products from Vistula or its Affiliates or Subdistributors.

        1.11 "Vistula Trademarks" shall mean the names, designations, tradenames, trademarks, and service marks used from time to time by Vistula in connection with the Products (other than the Trademarks) that are licensed to or owned by Vistula, including, without limitation, the trademark "V-Cube."

        2.    Appointment as Exclusive Distributor.

        2.1   Appointment. Subject to the terms and conditions of this Agreement, NetYantra hereby appoints Vistula as a distributor of the Products in the Territory, and Vistula hereby accepts such appointment and agrees to act, as a distributor of the Products in the Territory during the term of this Agreement. This appointment shall be exclusive except to the extent that NetYantra has entered into the distribution agreements listed on Exhibit D attached hereto with respect to the Products prior to the date of this Agreement (the "Existing Distribution Agreements").

        2.2   Existing Distribution Agreements. NetYantra represents and warrants that the Existing Distribution Agreements do not (a) grant any party exclusive rights to distribute the Products in the Territory or any part thereof, (b) prevent NetYantra from entering into and performing this Agreement and (c) permit any other party or parties to such Existing Distribution Agreements to assign or sublicense their rights under such Existing Distribution Agreements without the prior consent of NetYantra. NetYantra represents and warrants that it has provided copies of all Existing Distribution Agreements to Vistula.

        2.3   Covenants relating to Existing Distribution Agreement. NetYantra shall not:

          (a)   consent to any such assignment or sublicensing of the rights of any other party or parties under any Existing Distribution Agreement;

          (b)   agree to renew or extend any Existing Distribution Agreement; and

          (c)   agree to amend or waive any provision of the Existing Distribution Agreements in a manner that would adversely affect Vistula or its rights under this Agreement without the prior written consent of Vistula.

        2.4   Restrictions on Future Distribution Agreements. Except as provided in the Existing Distribution Agreements, NetYantra shall not grant any other individual or entity the right to market, distribute or license the Products in the Territory and shall not itself distribute or license any Products directly to any individual or entity located in the Territory other than Vistula or Vistula's Affiliates.

        2.5   Termination of Exclusivity. At any time following the second anniversary of the Effective Date, NetYantra may, upon one month's prior written notice to Vistula, terminate the Exclusivity of Vistula as a distributor of the Products in the Territory. If NetYantra terminates the exclusive nature of the appointment of Vistula in accordance with this Section 2.5, the restrictions upon NetYantra contained in Sections 2.3 and 2.4 and the restrictions upon Vistula contained in Section 4.3 shall terminate.

        2.6.  Minimum Price Requirements. If the exclusive nature of the appointment of Vistula as a distributor of the Products in the Territory is terminated in accordance with Section 2.5 or Section 4.3, NetYantra may, upon thirty (30) days prior written notice to Vistula, impose minimum per user prices or revenue amounts with respect to the Products which will apply solely with respect to the additional distribution of the Products in the Territory by Vistula and its Affiliates and Sublicensees to new Vistula

Customers following the termination of the Exclusivity of Vistula as a distributor of the Products in the Territory in accordance with Section 2.5 or Section 4.3. If NetYantra imposes minimum per user prices or revenue amounts with respect to the Products in accordance with this Section 2.6, Vistula may terminate this Agreement upon thirty (30) days prior written notice to NetYantra.

        3.    Licenses.

        3.1   Grant of Licenses. Subject to the terms and conditions of this Agreement, NetYantra hereby grants to Vistula, and Vistula hereby accepts, the following licenses (collectively, the "Licenses"):

          3.1.1 subject to any licenses granted by NetYantra under the Existing Distribution Agreements, an exclusive license to market the Products in the Territory and to distribute and sublicense the Products in the Territory;

          3.1.2 subject to any licenses granted by NetYantra under the Existing Distribution Agreements, an exclusive license to use the Products for the following purposes: (i) demonstrating the operation and capabilities of the Products, (ii) training Vistula's marketing and support personnel, and (iii) providing maintenance and support services to Maintenance Customers as set forth in Section 4.5.2 below; and

          3.1.3 subject to any licenses granted by NetYantra under the Existing Distribution Agreements, an exclusive license to use the Trademarks in connection with the marketing and distribution of the Products in the Territory. All rights in the Trademarks, registrations of the Trademarks, applications for such registrations, and all goodwill associated therewith, shall remain at all times the sole property of NetYantra and its licensors, and all use of the Trademarks shall inure to the benefit of NetYantra and its licensors. Whenever Vistula uses the Trademarks in any manner, Vistula shall clearly indicate NetYantra's or its licensors' ownership thereof, as the case may be.

        3.2   Sublicenses. Vistula shall also have the right to grant sublicenses under the Licenses to its Affiliates or other parties; provided, however, that Vistula agrees that the terms and conditions of each such sublicense shall be consistent with the terms and conditions of this Agreement. Vistula shall furnish to NetYantra a true and complete copy of each sublicense agreement and each amendment thereto promptly after the sublicense or amendment has been executed and delivered. Each such sublicense agreement shall conspicuously state that each Product subject to such agreement was "engineered by NetYantra", "powered by NetYantra" or otherwise conspicuously indicate that NetYantra was the developer of such Product. No sublicense shall relieve Vistula of any of its obligations hereunder, and Vistula shall be responsible for the acts or omissions of its Affiliates and Subdistributors and for compliance by them with their obligations, and Vistula shall take all reasonable steps necessary to enforce that compliance to the extent required to allow Vistula to fully comply with all of its obligations under this Agreement.

        3.3   Limitations. In no event shall Vistula establish or maintain any sales or service office for the Products, engage in any advertising or promotional activities relating to the Products, or market or solicit orders for the Products by any means, including, without limitation, by means of mail order catalogs or similar means, outside of the Territory. Notwithstanding the preceding sentence, Vistula and its Affiliates and Subdistributors may sublicense an individual or entity with its principal place of business within the Territory for distribution to sites or use by employees, agents or customers of that individual or entity located outside of the Territory.

        3.4   Communication. The parties shall communicate regularly during the term of this Agreement regarding the status of their joint efforts to market the Products, and shall work together to develop and maintain an action plan relating to their obligations under this Agreement. The parties shall meet at least quarterly to assess the results of their activities under this Agreement and the status of their relationship.

        3.5   European Software Directive. If the provisions of the Council of European Communities Directive of May 14, 1991 on the Legal Protection of Computer Programs as implemented in applicable national legislation (the "Software Directive") apply to use of a Product by Vistula, its Affiliates or Sublicensees, or a Vistula Customer, and if Vistula, any of its Affiliates or Sublicensees or a Vistula Customer wishes to obtain the information necessary to achieve interoperability of an independently created computer program with a Product as permitted under Article 6 of the Software Directive ("Interoperability Information"), then Vistula will notify NetYantra in writing, specifying the nature of the Interoperability Information it needs and the purpose for which it will be used. If NetYantra reasonably determines that Vistula, its Affiliate or Sublicensee, or the Vistula Customer is entitled to such Interoperability Information under Article 6, NetYantra shall, at its option, (i) provide such information to Vistula, its Affiliate or Sublicensee, or the Vistula Customer or (ii) authorize Vistula, its Affiliate or Sublicensee, or the Vistula Customer to reverse engineer the Product, within the limits prescribed by Article 6, solely to the extent indispensable to obtain such Interoperability Information. If NetYantra elects clause (i), Vistula shall provide all information and assistance reasonably requested by NetYantra to enable NetYantra to perform clause (i), and NetYantra may charge Vistula a reasonable fee, determined in NetYantra's discretion, for making available the requested Interoperability Information, unless such a fee is prohibited under Article 6. NetYantra shall have the right to restrict the distribution of the Products in any country in the Territory upon written notice to Vistula if, in the reasonable opinion of NetYantra, the applicable laws of such country (other than the Software Directive) would require or permit the public disclosure of the core algorithms contained in the Products irrespective of whether Vistula, its Affiliates or Sublicensees, or the Vistula Customers have agreed not to publicly disclose such algorithms.

        3.6   Infringement. If NetYantra becomes aware that a third party may be infringing or threatening to infringe the intellectual property rights in the Products, including, patent, copyright, trademark and trade secret rights ("Products IP Rights") within the Territory, NetYantra shall provide prompt written notice thereof to Vistula, which notice shall set forth the facts known to Vistula concerning such infringement or threatened infringement (the "Infringement Notice"). If NetYantra becomes aware that a third party may be infringing or threatening to infringe the Product IP Rights within the Territory, whether by way of an Infringement Notice or otherwise and the exclusive nature of the appointment of Vistula as a distributor of the Products in the Territory has not been terminated pursuant to Section 2.5, Vistula shall have the sole and exclusive right, but not the obligation, to initiate and/or pursue legal proceedings against such third party at Vistula's sole expense. Any damage, cost, award fee, recovery, or compensation paid by any third party in connection with any legal proceeding initiated and/or pursued at Vistula's expense (whether by way of settlement or otherwise) shall be retained by Vistula. In the event that Vistula desires to initiate or pursue, initiates or pursues any legal proceeding against a third party to enforce or protect the Product IP Rights within the Territory, NetYantra shall fully cooperate with and supply all assistance reasonably requested by Vistula in connection therewith. Vistula shall have sole and absolute control of the proceeding and shall bear all reasonable expenses and legal fees incurred by NetYantra in providing such cooperation and assistance as Vistula may reasonably request. For the purposes of this Section 3.6, NetYantra shall only be "aware" of any infringement or threatened infringement of the Product IP Rights if any member of the senior management of NetYantra including Sanjeev Menon, Vinod Sankar and Vinod Menon has actual knowledge of such infringement or threatened infringement of the Product IP Rights unless such member of senior management, in his or her reasonable opinion does not consider such alleged infringement or infringement constitutes actual infringement or threatened infringement of the Product IP Rights for the purposes of this Section 3.6.

        4.    Covenants and Duties of Vistula.

        4.1   Promotion of Products. Vistula will use reasonable efforts to promote and maximize the distribution and use of the Products in the Territory. It is understood and agreed that Vistula may focus its efforts in one or more of the markets comprising the Territory. Notwithstanding anything to the contrary in this Agreement, Vistula shall be permitted to market, distribute and sublicense the Products (and to grant sublicenses of the Licenses) under the Vistula Trademarks. All rights in the Vistula Trademarks, registrations of the Vistula Trademarks, applications for such registrations, and all goodwill associated therewith, shall remain at all times the sole property of Vistula and its licensors, and all use of the Vistula Trademarks shall inure to the benefit of Vistula and its licensors. NetYantra shall not use the Vistula Trademarks in any manner without the prior written consent of Vistula. Each physical copy of each Product that is distributed or licensed in accordance with this Agreement as well as all marketing literature and other Product related documentation generated by Vistula or its Affiliates or Subdistributors shall conspicuously indicate that the Product was "engineered by NetYantra","powered by NetYantra" or otherwise that NetYantra was the developer of such Product.

        4.2    Sales Approach.

          4.2.1 Vistula will be responsible for making the initial presentation of the Products to interested individuals and entities, and will act as the primary commercial contact with existing and potential Vistula Customers. Notwithstanding the foregoing, Vistula acknowledges that each engagement with a Vistula Customer may require assistance from NetYantra in accordance with Section 5 hereof, and accordingly the parties shall cooperate to provide requirements analysis, support and expertise during marketing, implementation and training for the Products. The parties shall regularly consult with each other and keep each other informed during the sales, tendering and proposal process for any Vistula Customer in relation to technical and other relevant matters.

          4.2.2 Unless otherwise agreed in writing, all costs incurred in connection with the preparation and submission of proposals, negotiations of a contract and all other costs incurred before the execution of a contract with a Vistula Customer shall be borne by Vistula. In no event shall either party purport to, or represent itself as having the authority to make commitments to any customer or prospective customer on behalf of the other party, except as expressly set forth in this Agreement.

          4.2.3 Vistula agrees to enter into an agreement with respect to the Products with at least one Tier 1 carrier or one Affiliate of a Tier 1 carrier within six (6) months of the Effective Date. Vistula agrees to provide revenue projections for the Products (the "Tier 1 Revenue Projections") received from such Tier 1 carrier or Affiliate to NetYantra. Such revenue projections shall constitute "Confidential Information" of Vistula for the purposes of Section 8.2.

        4.3   Other Products. Vistula agrees that during the term of this Agreement, except with the written consent of NetYantra, it will not market, distribute or license any telecommunication platform that is competitive with the Products ("Competing Products") or work with any other company with respect to Competing Products; provided, however, that Vistula may by one months' prior written notice to NetYantra terminate the restrictions under this Section 4.3 at any time following the second anniversary of the Effective Date. If Vistula terminates the restrictions upon Vistula contained in this Section 4.3, the Exclusivity granted to Vistula by NetYantra under this Agreement (and specifically the restrictions upon NetYantra contained in Sections 2.3 and 2.4) shall terminate.

        4.4   End User License Agreement. Prior to delivering or providing any Products to a Vistula Customer or use of any Products by a Vistula Customer, as the case may be, Vistula shall obtain from the Vistula Customer binding acceptance by electronic or other means of, or a fully executed written license agreement that contains, at a minimum the terms and conditions set forth on Exhibit E to this Agreement ("End User License Agreement"). Vistula shall furnish to NetYantra a true and complete copy of each End User License Agreement and each amendment thereto which modifies the revenue terms under a End User License Agreement. Notwithstanding anything to the contrary in this Agreement, NetYantra agrees that a Vistula Customer may permit access to and use of the Products by such Vistula Customer's employees, agents and customers in the ordinary course of the Vistula

Customer's business and in accordance with the End User License Agreement with such Vistula Customer.

        4.5    Installation, Training and Support.

          4.5.1 Vistula shall provide installation and training services with respect to the Products for the Vistula Customers. Vistula may, at is option, subcontract NetYantra to provide all or any part of these services to a Vistula Customer. NetYantra may accept such a subcontract at its option based on availability of resources to carry out the said subcontract. In the event that Vistula subcontracts these services to NetYantra and NetYantra agrees to provide these services, the scope and cost of such services shall be set forth in a statement of work agreed by the parties hereto based on the requirements of the Vistula Customer.

          4.5.2 Vistula shall provide Tier 1 support services, as described in Section I of Exhibit F, to Vistula Customers who elect to obtain maintenance and support services ("Maintenance Customers"). NetYantra shall provide the Tier 2 support services to Vistula as described in Section II of Exhibit F. NetYantra shall provide such services at no charge to Vistula provided that all maintenance and support fees received by Vistula from the Maintenance Customer to whom such services relate are shared with NetYantra in accordance with Section 6.2(c).

          4.5.3 Vistula shall make reasonable efforts to become trained and certified by NetYantra to provide Tier 1 support within sixty (60) days of executing this Agreement. In the event that a Vistula Customer wishes to purchase support services before Vistula is equipped to deliver Tier 1 support or Vistula is unable or unwilling to provide such support, NetYantra may, at its option, act as Vistula's subcontractor to provide such support to the Vistula Customer until such time that Vistula is able or willing to perform the support itself. In the event that NetYantra provides such Vistula Customer with such support services, Vistula shall pay NetYantra for such services at NetYantra's then applicable rates for such services as agreed with Vistula in writing from time to time.

        4.6   Training. Vistula shall, at its own expense, attend the training sessions described in Section 5.4. Vistula will use reasonable efforts to ensure that all appropriate personnel attend and actively participate in such training sessions. At Vistula's request, NetYantra may at its option, conduct training sessions otherwise than at NetYantra's facilities. In such case, Vistula shall reimburse NetYantra for all additional reasonable costs and expenses incurred by NetYantra associated with provision of the training outside of such facilities, unless NetYantra agrees to forego such remuneration.

        4.7   Sales Leads. To the maximum extent permitted by existing non-disclosure agreements or informal understandings between NetYantra and its other partners and distributors, NetYantra shall communicate to Vistula information regarding all sales and sublicensing opportunities in the Territory with respect to the Products (including the name of the prospective customer and applicable contact details) that may become known to NetYantra or any of its Affiliates. If such non-disclosure agreements or informal understandings do not permit the communication of information regarding a sales or licensing opportunity to Vistula, NetYantra shall indicate to the potential customer that Vistula has the exclusive right to distribute the Products in the Territory and that the customer should contact Vistula in order to obtain a license for the Products. Notwithstanding anything to the contrary in this Agreement, with respect to an opportunity which NetYantra communicates to Vistula in accordance with this Section 4.7, if Vistula or its Affiliates or Sublicensees fail to follow up with or contact the potential customer to whom such opportunity relates within a reasonable time (not to exceed two weeks) from receipt by Vistula of written notice of such opportunity, Vistula advises NetYantra that neither it not any of its Affiliates or Sublicensees wants to pursue a transaction with the prospective customer, or neither Vistula or any of its Affiliates or Sublicensees are able to exploit such opportunity due to any restrictions imposed on it by applicable law (including but not limited to export control laws of the United States), NetYantra shall be entitled to license the Products directly to such customer provided that such customer is not a competitor of Vistula or any of its Affiliates or Subdistributors.

        4.8   Developments. The parties acknowledge that development of software, written works, data, materials, inventions, conceptions or improvements ("New Materials") may be required to address a Vistula Customer's specific requirements in connection with implementation of the Products. In such event, the parties will, in advance of the development of any New Materials, mutually agree and execute a Statement of Work setting forth the New Materials to be developed, the respective roles and responsibilities of the parties relating to the development, and the ownership of the New Materials and all intellectual property rights therein.

        5.    Covenants and Duties of NetYantra.

        5.1   Provision of Marketing Materials. NetYantra will provide to Vistula, at no cost to Vistula, electronic copies of advertising and marketing materials generally released by NetYantra relating to the Products ("Marketing Materials") for distribution and use in the Territory. Vistula may make and distribute a reasonable number of copies of the then-current versions of any Marketing Materials delivered to Vistula by NetYantra, provided that Vistula shall not use or distribute any Marketing Materials identified as rescinded by NetYantra. Vistula may modify, reformat or create its own marketing materials related to the Products, using NetYantra marketing materials and information. Vistula may translate the Marketing Materials into any other language or languages as necessary to effectively market the Products in the Territory. In addition, Vistula may include references to the Products and to its role as distributor on its website. Use by Vistula of Marketing Materials will at all times be subject to the terms of Section 4.1.

        5.2   Provision of Products. Upon execution of this Agreement, NetYantra shall provide to Vistula at least one master copy of each of the Products for use solely in accordance with this Agreement. In the event that NetYantra releases an update, enhancement, software patch or bug fix with respect to or of any Product or Products, NetYantra shall promptly provide Vistula with at least one master copy of the update, enhancement, software patch or bug fix to enable Vistula to distribute the update or enhancement to Maintenance Customers.

        5.3   New Versions. NetYantra may from time to time and its sole discretion release a new version (the "New Version") of any Product or Products, which new version shall supersede the prior version (a "Superseded Version"). Upon release of the New Version, NetYantra shall promptly provide Vistula with at least one master copy of the New Version and Vistula may not market or distribute the Superseded Version without the prior written approval of NetYantra.

        5.4   Training. NetYantra shall provide free of charge a two-day training seminar to Vistula personnel on the operation and capabilities of the Products at NetYantra's offices in Mumbai, India. NetYantra shall further provide Vistula with such additional information and support as may be reasonably requested by Vistula in further understanding the operation and capabilities of the Products excluding any information regarding the source code, specific algorithms or other information forming the intellectual property of NetYantra. Additionally, NetYantra shall provide, free of charge, a one-day training seminar to Vistula personnel at NetYantra's offices in Mumbai, India for each significant enhancement release for, or new versions of, the Products. Training may also be provided at other locations by mutual agreement of the parties.

        5.5   Marketing Support. At the request of Vistula, NetYantra will provide reasonable assistance to support Vistula's marketing efforts to potential customers to the extent that NetYantra has available adequate personnel and other necessary resources to provide such assistance. Without limiting the generality of the foregoing, if requested by Vistula and, NetYantra shall (i) attend sales calls and/or presentations with Vistula as reasonably requested by Vistula and agreed to by NetYantra in connection with the presentation of Products to potential Vistula Customers; (ii) provide reasonable support and aid in any response to a request for proposal issued by a potential Vistula Customer to which a response is prepared by Vistula involving one or more Products; and (iii) provide reasonable support and assistance with any field trial of one or more Products with any potential Vistula Customer, in each case, solely to the extent that NetYantra has available adequate personnel and other necessary resources to provide such support and/or assistance. Vistula will reimburse NetYantra for reasonable out-of-pocket costs incurred by NetYantra in connection with the support and assistance provided by NetYantra in accordance with this Section 5.5. NetYantra shall keep Vistula reasonably informed of the status of significant product enhancements or new products.

        6.    Orders and Payments.

        6.1   Prices. Vistula shall have the sole right to establish prices for its distribution of the Products to Vistula Customers and the fees for maintenance and support provided to Maintenance Customers by Vistula.

        6.2   Payments. In lieu of payment of the wholesale price for Products, Vistula shall pay NetYantra the following amounts:

          6.2.1 the sum of $150,000 in one or more payments within thirty (30) days following signing of this Agreement;

          6.2.2 the sum of $250,000 on the day immediately following the first anniversary of the Effective Date; and

          6.2.3 fifty percent (50%) of the amount of Net Revenue derived by Vistula from the Products within 20 days of the end of the calendar month in which payment for such Net Revenue was received by Vistula (the "NetYantra Revenue Share"); provided, however, that the amounts previously paid by Vistula to NetYantra under Section 6.2.1 and 6.2.2 shall be set-off against and reduce the amount of NetYantra Revenue Share payable in accordance with this Section 6.2(c). For this purposes of this Section 6.2(c), "Net Revenue" shall mean the sum (calculated without duplication) of (x) the gross revenue actually received by Vistula from the licensing of the Products directly by Vistula to Vistula Customers (excluding any revenue actually received by Vistula relating to, based on or derived from off-net calls using any of the Products), (y) gross support and maintenance fees actually received from Maintenance Customers by Vistula for support and maintenance provided directly by Vistula to Vistula Customers and (z) the gross amount of the royalties or other license payments actually received by Vistula from its Affiliates and Subdistributors with respect to the sublicensing of the Products by such Affiliates and Subdistributors and the provision of maintenance and support by such Affiliates and Subdistributors with respect to the Products (excluding any revenue relating to, based on or derived from off-net calls using any of the Products), less the following items:

            (a)   allowances, chargebacks, credits, refunds and other adjustments actually credited to Vistula Customers or Maintenance Customers for spoiled, damaged, outdated, or returned Products;

            (b)   trade, quantity, cash, and prompt payment discounts actually allowed by Vistula and taken by Vistula Customers or Maintenance Customers; and

            (c)   third-party charges of the following kinds, collected by Vistula from Vistula Customers or Maintenance Customers and separately identified on the invoice: taxes levied on, and other governmental charges made as to licensing, transportation, delivery or use of the Products or the provision of services relating to the Products (excluding, for the avoidance of doubt, any expenses incurred by Vistula for the purposes of sales, marketing or any other product related activity including but not limited to travel expenditure, boarding, lodging or any promotional activities).

        6.3   Common Stock Issuance. In the event that Vistula's common stock, par value $0.001 per share ("Common Stock") is quoted or traded on a Stock Market on or before the first anniversary of the Effective Date, in addition to the cash payments described in Section 6.2, Vistula agrees to issue to NetYantra on the business day (the "Issue Date") immediately following the day on which the Common Stock is first quoted or traded on a Stock Market, that number of shares of Common Stock equal to the quotient obtained by dividing (x) $1,000,000 by (y) the opening price of the Common Stock on the first day of trading of the Common Stock on such Stock Market; provided, however, that Vistula may in its sole discretion, in lieu of issuing such shares of Common Stock to NetYantra, pay to NetYantra the sum of $1,000,000 at any time prior to the Issue Date. Except as set forth in Section 6.2 and this Section 6.3, no payment in cash, securities or other property shall be required by Vistula to NetYantra with respect to the Products distributed and licensed to Vistula's Customers or distributed or licensed by Vistula's Affiliates or Subdistributors in accordance with this Agreement.

        6.4   Delivery of Products. Vistula shall use its master copy of the Products to copy, download and/or install the Products onto the systems hardware of Vistula Customers or to otherwise provide Vistula Customers with use of the Products. Upon request by Vistula, NetYantra shall promptly (but no later than two (2) business days following receipt of the request) provide any necessary "key," pass code or other permission to Vistula or its Affiliates or Subdistributors to enable a Vistula Customer to use such Products.

        6.5   Freight; Risk of Loss. All Products ordered by Vistula from NetYantra that are required to be physically delivered to Vistula, if any, shall be shipped by NetYantra to the Vistula facility requested by Vistula. Vistula shall pay all shipping charges in connection with the delivery of the Products to Vistula, including all freight charges, import or export fees, insurance premiums and costs, and all taxes and duties related to any shipments. All risk of loss or damage for all Products shipped to Vistula from NetYantra shall pass to Vistula upon delivery by NetYantra to Vistula or to Vistula's agent for delivery, whichever first occurs.

        6.6   Payment. All payments from Vistula to NetYantra shall be made in United States Dollars. Payment shall be by wire transfer to NetYantra's account at a commercial bank designated by NetYantra. All references in this Agreement to "$" or dollars shall mean United States dollars.

        6.7   Pricing Benefits. Vistula will not (and it will cause its Affiliates not to and use its reasonable efforts to cause its Subdistributors not to) enter into an End User License Agreement or sublicense agreement where the amount or terms of the payment to be received for the license or sublicense of any of the Products are artificially reduced or suppressed in order to offer a subsidy, bonus, or an incentive, for promotion of other products or services of Vistula (or its Affiliate or Subdistributor, as the case may be), or structured in a manner so as to provide Vistula (or its Affiliates or Subdistributors) with material non-monetary compensation or benefits (including equity) for such license or sublicense, unless NetYantra receives a fair and equitable share of such compensation or benefits taking into account the revenue sharing principles contained in Section 6.2.3. If Vistula is unable to cause any of its Subdistributors to comply with the requirements of this Section 6.7 as if such Subdistributor was bound by the restrictions on Vistula under this Section 6.7, Vistula shall take all reasonable steps to terminate its agreement with such Subdistributor and shall provide a copy of any notice of such termination to NetYantra.

        7.    Records, Right to Audit.

        7.1   Vistula Reports. Vistula shall report to NetYantra the following information:

          (a)   within ten (10) days after the end of each calendar quarter, a list of all Products licensed directly by Vistula to Vistula Customers during the preceding calendar quarter and all Products distributed by Affiliates or Subdistributors of Vistula during such calendar quarter; and

          (b)   such other information relating to the marketing and distribution of the Products as NetYantra shall reasonably request from time to time.

        7.2   Business Records; Right to Audit and Copy. During the term of this Agreement and for a period of two (2) years thereafter, Vistula shall maintain accurate records relating to the distribution of Products to Vistula Customers in the Territory and to Vistula's performance of its obligations under this Agreement ("Business Records"). The Business Records shall include, without limitation, the identity, address, contact and, if known to Vistula, hardware and operating environments of each Vistula Customer, the type of Product and date of distribution for each Product, the dates of Product installation, a copy of each End User License Agreement and information about any maintenance and support services purchased by the Vistula Customer. During the term of this Agreement and for a period of two (2) years thereafter, NetYantra or its designee shall have the right, at its own expense and under reasonable conditions of prior notice, time and place, to from time to time audit and copy the Business Records. In the event any such audit discloses that Vistula has failed to pay NetYantra an amount exceeding 5% of the NetYantra Revenue Share for a particular calendar quarter, Vistula shall pay to NetYantra all amounts shown to be due by such audit.

        8.    Proprietary Rights and Confidentiality.

        8.1   Ownership of Products. NetYantra and its licensors shall retain all right, title and interest in the Products throughout the world, including without limitation, patent, copyright, trademark and trade secret rights. Except as expressly set forth in Section 3 of this Agreement, neither this Agreement, nor any license of Products hereunder shall be construed as granting to Vistula or any other party any license or other right in or to any patent, copyright, trademark, trade secret or other proprietary right of NetYantra or its licensors. Vistula shall not take any actions inconsistent with this Section 8.1.

        8.2   No Decompiling or Reverse Engineering. Except as required or permitted by the Software Directive, Vistula shall not (and shall cause its Affiliates not to and shall use it reasonable efforts to cause Subdistributors not to):

          8.2.1 make error corrections to or otherwise modify or adapt the software or create derivative works based upon the Products, or permit third parties to create derivative works of the Products;

          8.2.2 decompile, decrypt, reverse engineer, or otherwise reduce the Products to human readable form or to gain access to trade secrets and or confidential information in the Products; or

          8.2.3 reproduce, deactivate, modify or bypass the security devices, including any software or hardware key supplied with respect to use of the Products.

        8.3    Confidential Information.

          8.3.1 "Confidential Information" shall mean any information, in whatever form, received by one party hereto (the "receiving party") from the other party hereto (the "disclosing party") that is identified as being proprietary or confidential to the disclosing party or which might permit the disclosing party or its customers to obtain a competitive advantage over those who do not have access to the information, provided, however, that Confidential Information shall not include information which (a) is or becomes a part of the public domain through no act or omission of the receiving party, (b) was in the receiving party's lawful possession prior to the disclosure by the disclosing party and had not been obtained by the receiving party either directly or indirectly from the disclosing party or unlawfully from any third party, (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure, or (d) is independently developed by the receiving party.

          8.3.2 The receiving party hereby agrees that it will hold all Confidential Information in strict confidence and will use such Confidential Information only in accordance with the terms of this Agreement. The receiving party shall limit the use of, and access to, the Confidential Information to its employees or agents whose use of or access to the Confidential Information is necessary to carry out the receiving party's obligations under this Agreement. The receiving party shall, by all appropriate means, prevent the unauthorized disclosure, publication, display or use of Confidential Information and shall, in any event, take at least the same precautions to protect the confidentiality of the Confidential Information as it takes to protect its own confidential information. Notwithstanding anything to the contrary in this Section 8.3, NetYantra shall be permitted to disclose the Tier 1 Revenue Projections to third parties solely in furtherance of its strategic business objectives with respect to the Products; provided, however, that (a) no such disclosure shall be made to a competitor of Vistula, and (b) prior to such disclosure NetYantra obtains a written confidentiality agreement signed by such third party in which such third party agrees to keep the Tier 1 Revenue Projections confidential and agrees not to use such Tier 1 Revenue Projections other than for the purposes of evaluating NetYantra, its Products or an investment in NetYantra and a copy of the executed confidentiality agreement is provided to Vistula prior to such disclosure.

          8.3.3 Vistula, its Affiliates or Licensees shall not alter or remove any trademark or copyright, restricted rights, limited rights, proprietary rights or confidentiality notice included in or affixed to the Products, any Marketing Materials or any Confidential Information and shall reproduce all such notices on any copies of the Products, Marketing Materials or Confidential Information made by Vistula in accordance with this Agreement.

        8.4   Source Code Escrow. Promptly (but no later than thirty (30) days) following the date on which Vistula or any of its Affiliates or Subdistributors enters into a definitive agreement with a Tier 1 carrier or an Affiliate of a Tier 1 carrier with respect to the marketing, sublicensing, support or use of the Products, the Parties will execute a Source Code Escrow Agreement with an escrow agent named therein (the "Escrow Agent"), substantially in the form attached as Exhibit G hereto (the "Escrow Agreement") and NetYantra will deposit with the Escrow Agent the Products in source code form, including related information (e.g. keys, etc.) which is reasonably required by Vistula and its Affiliates and Subdistributors to maintain and support the Products (such source code and related information, the "Deposit"). All rights and licenses granted under or pursuant to this Agreement by NetYantra to Vistula are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. If a case is commenced by or against NetYantra under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, NetYantra (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either perform all of its support obligations provided in this Agreement or the Escrow Agent shall provide the Deposit to Vistula, as Vistula may elect in a written request to Escrow Agent in accordance with the Escrow Agreement. If a Title 11 case is commenced by or against NetYantra, this Agreement is rejected as provided in Title 11 and Vistula elects to retain its rights hereunder as provided in Title 11, then Escrow Agent shall provide to Vistula the Deposit in accordance with the Escrow Agreement. All rights, powers and remedies of Vistula provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11), if a Title 11 case is commenced by or against NetYantra. In that event, Vistula, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11). If NetYantra ceases offering or providing maintenance and support for the Products and NetYantra does not make alternative arrangements for third party maintenance and support of the Products equivalent to support offered by NetYantra pursuant to this Agreement, NetYantra notifies Vistula that NetYantra will no longer support any of the Products, or NetYantra failures to continue to do business in the ordinary course, on notice from Vistula in accordance with the Escrow Agreement, Escrow Agent will deliver the then current Deposit to Vistula which will be used by Vistula for the purpose of maintaining and supporting the Products so that Vistula and the Vistula Customers can continue to use the Products in accordance with the terms of the Agreement. The Escrow Agreement will be executed in accordance with this Section 8.4 and will not contain any terms or conditions contrary to or in conflict with this Section 8.4.

        9.    Term and Termination.

        9.1   Term. This Agreement shall become effective upon the execution hereof by NetYantra and Vistula and shall continue for a period of five (5) years from the Effective Date, unless earlier terminated in accordance with this Section 9. This Agreement shall automatically renew for additional two year terms unless either party notifies the other in writing of its desire not to renew this Agreement at least ninety (90) days prior to the end of the then-current term.

        9.2   Termination for Default. Either party may, at its option, terminate this Agreement effective upon written notice to the other party if the other party has breached any provision of this Agreement and has failed to cure the breach within thirty (30) days of notice of the breach, unless such breach is a breach of Section 8.2 hereof, in which case termination shall be immediate if the breach can not be cured. Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate immediately upon the breach by Vistula of its payment obligation contained in Section 6.2.1 hereof.

        9.3   Termination by NetYantra. NetYantra may, at its option, terminate this Agreement upon written notice to Vistula at any time following the first anniversary of the Effective Date in the event that Vistula's Common Stock (as defined in Section 6.3) is not quoted or traded on a Stock Market or Vistula has not paid to NetYantra the sum of $1,000,000 in each case on or before the first anniversary of the Effective Date.

        9.4   Termination for Insolvency. Either party may terminate this Agreement upon written notice to the other party if the other party is liquidated or dissolved, or becomes insolvent, or suffers a receiver, administrator or trustee to be appointed for it or any of its undertakings or assets, or is deemed to be unable to pay its debts or shall cease to carry on business, or makes a general assignment for the benefit of its creditors or institutes or has instituted against it any proceeding under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors.

        9.5   Effect of Termination. Subject to Section 9.6, upon termination of this Agreement for any reason, or upon expiration of this Agreement without renewal, Vistula shall (and Vistula shall cause its Affiliates to and shall use its reasonable efforts to cause its Subdistributors to) cease (i) marketing, distributing and licensing the Products, and (ii) using the Trademarks and any Marketing Materials. Immediately upon any termination of this Agreement, Vistula shall pay to NetYantra all amounts owed to NetYantra. If Vistula is unable to cause any of its Subdistributors to comply with the requirements of this Section 9.5 as if such Subdistributor was bound by the restrictions on Vistula under this Section 9.5, Vistula shall take all reasonable steps to terminate its agreement with such Subdistributor and shall provide a copy of any notice of such termination to NetYantra.

        9.6   Effect of Termination on Vistula Customers. Any termination of this Agreement shall not affect (a) the sublicenses granted by Vistula to its Affiliates or Subdistributors solely to the extent such licenses or sublicenses are required by Vistula Affiliates or Subdistributors to support existing Maintenance Customers or (b) the sublicenses granted by Vistula or its Affiliates or Subdistributors to Vistula Customers, as long as such Affiliates or Subdistributors or Vistula Customers are not in breach of their respective sublicense agreement or End User License Agreement. Upon any termination of this Agreement, NetYantra shall continue to provide Tier 2 support with respect to, and Vistula shall continue to provide Tier 1 support to, all then existing Maintenance Customers.

        9.7   Return of Promotional Material and Confidential Information. Within ten (10) days after expiration or termination of this Agreement, (i) Vistula shall promptly submit to NetYantra a report including the information described in Section 7.1 of this Agreement for the period from the date of the last such report through the date of expiration or termination, (ii) Vistula and its Affiliates shall promptly return to NetYantra all copies of any Confidential Information and Marketing Materials of NetYantra and NetYantra shall promptly return to Vistula all copies of any Confidential Information of Vistula, and (iii) to the extent any such Confidential Information or Marketing Material cannot be returned by either party, such party shall erase or destroy all copies of such Confidential Information and Marketing Materials under its control, including all copies that are fixed or running in machines controlled by it.

        9.8   Survival of Terms. The provisions of Sections 7.2, 8, 9, 10.2, 11, 12 and 13 and any payment obligations under Section 6 shall survive any termination of this Agreement.

        10.    Warranties and Disclaimer.

        10.1 Warranties. NetYantra represents and warrants to Vistula that:

          10.1.1 Ownership of Rights in Products; Rights. NetYantra is the owner of all rights, title and interest in and to the Products, including without limitation, patent, copyright, trademark and trade secret rights. NetYantra has the right to enter into this Agreement and grant to Vistula the rights granted herein.

          10.1.2 Limited Warranty. For a period of ninety (90) days from the date of installation by a Vistula Customer the Products will perform substantially in accordance with the functional specifications set forth in the documentation provided with such Products.

          10.1.3 Exceptions. NetYantra's limited warranty set forth in Section 10.1.2 above shall not apply if breach of the warranty has resulted from (i) accident, corruption, misuse or neglect of the Products not arising from the act or omission of NetYantra; (ii) acts or omissions by someone other than NetYantra; (iii) combination of the Products with products, material or software not provided by NetYantra or not intended for combination with the Products; or (iv) failure by the Vistula Customer to incorporate all updates to the Products provided by NetYantra.

        10.2    Disclaimer of Warranties.

          10.2.1 Except for the express warranties set forth in Section 10.1 above, NetYantra makes no warranty to Vistula regarding the Products or any services provided by NetYantra hereunder.

          10.2.2 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 ABOVE ARE THE ONLY WARRANTIES MADE BY NETYANTRA WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED BY NETYANTRA. NETYANTRA MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND, SPECIFICALLY, MAKES NO WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

        11.    Limitation of Liability.

        11.1 Limitation. EXCEPT AS PROVIDED IN SECTION 12.1, IN NO EVENT SHALL EITHER PARTY OR ITS LICENSORS BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF DATA, LOSS OF PROFITS, LOSS OF BUSINESS OR LOSS OF GOODWILL ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE PRODUCTS, WHETHER OR NOT SUCH PARTY OR ITS LICENSORS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF NETYANTRA UNDER THE WARRANTY IN SECTION 10.1.2 WITH RESPECT TO ANY PRODUCT EXCEED THE AMOUNT PAID BY VISTULA TO

NETYANTRA UNDER THIS AGREEMENT WITH RESPECT TO THE COPY OF SUCH PRODUCT GIVING RISE TO THE CLAIM BY VISTULA UNDER SECTION 10.1.2.

        11.2 Vistula's Representations. In no event shall Vistula make any representations to existing or potential Vistula Customers about the Products that conflict in any way with the Marketing Materials provided by NetYantra or Vistula's knowledge of the Products.

        12.    Indemnification.

        12.1 Infringement Indemnity. NetYantra shall indemnify, defend, and hold Vistula, its Affiliates and Subdistributors harmless from and against any claims, demands, liabilities, losses, damages, judgments or settlements, including all reasonable costs and expenses related thereto, including attorney's fees, directly or indirectly resulting from any claimed infringement or violation of any copyright, patent, or other intellectual property right by the Products, any part thereof or the use of the Products. NetYantra shall have no liability under this Section 12.1 with respect to any claims, demands, liabilities, losses, damages, judgments or settlements resulting from (a) infringement by a combination of any Product with other products or services not furnished by NetYantra hereunder; or (b) infringement solely resulting from any modification or addition to any Product by any person or entity other than NetYantra. NetYantra shall have no liability under this Section 12.1 unless Vistula (a) promptly notifies NetYantra in writing of the claim, action or proceeding, (b) gives NetYantra full authority and reasonable information and assistance to defend such claim, action or proceeding, and (c) gives NetYantra sole control of the defense and settlement of such claim, action or proceeding and all negotiations relating thereto. If a Product or any part thereof becomes, or in NetYantra's reasonable opinion is likely to become, the subject of a valid claim of infringement or the like under any patent, copyright or trade secret law, NetYantra shall have the right, at its option and expense, either to obtain a license permitting the continued use of the Product or such part, to replace or modify it so that it becomes non-infringing, or to terminate the license granted herein to distribute the Product. NetYantra shall have no liability hereunder for any costs incurred or settlement entered into without its prior written consent, such consent not to be unreasonably withheld.

        12.2 Limitation. SECTION 12.1 SETS FORTH THE ENTIRE LIABILITY OF NETYANTRA, AND THE EXCLUSIVE REMEDY OF VISTULA AND ITS AFFILIATES AND SUBDISTRIBUTORS, WITH RESPECT TO ANY CLAIM OF PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE PRODUCTS, ANY PART THEREOF OR THE USE THEREOF, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INDEMNITIES WITH RESPECT TO PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE PRODUCTS, ANY PART THEREOF OR THE USE THEREOF.

        12.3 Indemnification. Vistula shall indemnify and hold harmless NetYantra from and against any and all claims, demands, liabilities, losses, costs and expenses (including reasonable attorneys fees) of any kind whatsoever suffered or incurred by NetYantra arising from any failure by Vistula to perform any of its obligations under this Agreement or any failure by Vistula to comply with applicable law with respect to the marketing or distribution of the Products.

        13.    General Provisions.

        13.1 Entire Agreement. This Agreement, including all Exhibits attached hereto, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all oral and written agreements and understandings relating thereto. As between the Parties, in the event of any conflict between the terms of this Agreement and the terms of the Escrow Agreement or any sublicense agreement or end user license agreement with respect to the Products and the provisions of this Agreement, the terms of this Agreement shall prevail.

        13.2 Modification/Waiver. No waiver, alteration, modification, or cancellation of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the parties hereto. Either party's failure at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce such provision. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available at law, in equity or otherwise.

        13.3 Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Vistula shall not assign any of its rights or delegate any of its duties hereunder, in whole or in part, to any third party, without the prior written consent of NetYantra; provided, however, that Vistula may assign its rights under this Agreement to the purchaser ("Purchaser") of all or substantially all of its assets without the consent of NetYantra, provided that (a) such Purchaser is not a competitor of NetYantra with respect to the Products and (b) such Purchaser agrees in writing to be bound by all the terms and conditions of this Agreement (including, without limitation the obligations in Section 4.1) in place of Vistula.

        13.4 Relationship of the Parties. The relationship between NetYantra and Vistula shall be that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties, and, notwithstanding anything else herein, neither party shall have the right to incur (and will not attempt to incur) any obligation or liability on behalf of the other party.

        13.5 No Solicitation. Each of the parties agrees that during the term of the Agreement and for one year after any expiration or termination of this Agreement, they will not, directly or indirectly, recruit, solicit or induce (or attempt to do any of the foregoing), any specific employee or employees of the other party to terminate such employee's employment with, or otherwise cease their relationship with, the other party without the prior written consent of such other party.

        13.6 Severability. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such provisions shall be severed from the Agreement, and the remaining provisions shall remain in full force and effect; provided, however, that with respect to any material provision so severed, the parties shall negotiate in good faith to achieve the original intent of such provision.

        13.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws or the United Nations Convention on Contracts for the International Sale of Goods. The English language text of this Agreement shall be the authorized text for all purposes, despite translations or interpretations of this Agreement in other languages.

        13.8 Notices. Any notices required or permitted under this Agreement shall be in English and in writing and shall be sufficiently given if (i) personally delivered, (ii) sent by Federal Express, DHL or other internationally recognized express courier service or (iii) sent by facsimile. Any such notice shall be addressed to the party entitled or required to receive such notice at the addresses specified below or at such other address as either party may specify from time to time by written notice in accordance herewith. Any notices given hereunder shall be effective as of the earliest of (i) actual receipt or (ii) twenty-four hours after transmission if sent by facsimile, or three days after depositing with the express courier service.

  If to NetYantra:

  NetYantra Inc.
  Suite 102, #327
  5200, NW 43rd Street,
  Gainesville, Florida 32606
  United States of America
  Attn: Vinod Sankar
  Fax: +1 (281) 754 4059

  with a copy to:

  NetYantra India Pvt. Ltd
  3rd Floor JaySynth Center, Plot No. 6
  Sector 24, Turbhe
  Navi Mumbai—400705
  Mumbai, India
  Attn: Vinod Sankar
  Fax: +91 22 2783 2547

  If to Vistula:

  40 Portman Square, 4th Floor
  London
  United Kingdom W1H 6LT
  Attn: President
  Fax: +44 (0) 20 7487 4001

  With a copy to:

  Foley Hoag LLP
  155 Seaport Boulevard
  Boston, Massachusetts 02210
  United States of America
  Attn: Paul Bork, Esq.
  Fax: +1 (617) 832-7000

        13.9 Force Majeure. Neither party hereto shall be liable for any delays in the performance of any of its obligations hereunder, except for the payment obligations of Vistula under Section 6.2, due to causes beyond its reasonable control, including, but not limited to, fire, strike, war, riots, acts of any civil or military authority, acts of God, judicial action, unavailability or shortages of labor, materials or equipment, failure or delay in delivery by suppliers or delays in transportation.

        13.10 Equitable Relief. The covenants and agreements of Vistula in Section 8 hereof are of a special and unique character, and the parties hereto acknowledge that money damages alone will not reasonably or adequately compensate any party hereto for any breach of such covenants and agreements by the other party. Therefore, the parties expressly agree that in the event of the breach or threatened breach of any such covenants or agreements, in addition to other rights or remedies which a party hereto may have, at law, in equity, or otherwise, the non-breaching party shall be entitled to injunctive or other equitable relief compelling specific performance of, and other compliance with, the terms of such Section.

        13.11 Captions. Captions used in this Agreement are solely for the convenience of the parties and do not constitute a part of this Agreement.

        13.12 Arbitration. Any and all differences, disputes or claims arising under this Agreement shall be finally resolved under the International Arbitration Rules of the American Arbitration Association in Boston, Massachusetts, by one or more arbitrators appointed in accordance with such Rules. It is understood that the decision in such arbitration shall be binding on both parties and that a judgment upon any award rendered, which may include an award of damages, may be entered in any court having jurisdiction. No Party shall be precluded hereby from seeking provisional remedies in the courts of any jurisdiction including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests, but such shall not be sought as a means to avoid or stay arbitration.

        13.13 Publicity. Vistula reserves the right to disclose the existence of a contractual relationship between NetYantra and Vistula. Disclosure will include Vistula-issued press releases which will generally include, but may not be limited to, a brief description of services provided or products used and the agreement date. Disclosure may also include, but not be limited to, the following Vistula activities: (i) client lists, (ii) case studies, (iii) presentations and (iv) Web site inclusion. Unless such disclosure is limited to indicating that the Products were "engineered by NetYantra", "powered by NetYantra" or otherwise developed by NetYantra, Vistula shall modify or remove such disclosure upon any reasonable objections raised by NetYantra and issued in writing to Vistula.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives as of the date first written above.

NetYantra Inc.	Vistula Communications Services, Inc.
By: /s/ SANJEEV T Name: SANJEEV T Title: DIRECTOR	By: /s/ RUPERT GALLIERS-PRATT Name: Title:
NetYantra India Pvt Ltd
By: /s/ VINOD MENON Name: VINOD MENON Title: DIRECTOR

EXHIBIT A

Description of Products

        The NY-Cube™ IP-PBX internet telephony software products and all configurations, modifications, enhancements, upgrades, releases and new versions thereof for direct or indirect use by Tier 1 carriers, telecommunications equipment manufacturers, internet service providers, large corporations, SMEs and other business entities and individual retail customers.

EXHIBIT B

Territory

        Worldwide (excluding India)

EXHIBIT C

Trademarks

        NY-Cube™

EXHIBIT D

Existing Distribution Agreements

NetYantra has entered into distribution or reseller agreements with the following parties:

DLink India Pvt Ltd
Avissol India Pvt Ltd
Valutone India Pvt Ltd
TCS India Pvt Ltd
Teamfrontline India Pvt Ltd
AudioCodes Israel

EXHIBIT E

End User License Agreement Minimum Terms

        Any End User License Agreement used by Vistula with Vistula Customers shall include at a minimum terms and conditions that cover the following points:

  1.
  If the Vistula Customer desires to use the Products in connection with equipment or operating systems other than those on which the Products are initially installed, the Vistula Customer will notify Vistula. The Vistula Customer understands that use of different equipment or operating systems may require the purchase of additional installation services and that not all equipment or operating systems are supported.

  2.
  The license granted to a Vistula Customer shall be a nonexclusive, nontransferable license.

  3.
  The Vistula Customer may not copy the Products except for backup or archival purposes and the Vistula Customer may not copy the documentation accompanying the Products without Vistula's prior written consent.

  4.
  The Vistula Customer may not sell, license, sublicense, lease, time-share, rent or otherwise make the Products or the license granted by the End User License Agreement available to any third party except to the extent permitted by the End User License Agreement. The Vistula Customer will be permitted to enable its employees, agents and customers to access and use the Products in the ordinary course of the Vistula Customer's business and in accordance with the terms of the End User License Agreement.

  5.
  As between Vistula Customer and Vistula, Vistula shall own all right, title and interest in the Products.

  6.
  The Vistula Customer shall hold the Products and the proprietary and confidential trade secret information of which they consist in strict confidence, and take at least the same precautions to protect the confidentiality of the Products and such information as it takes for its own confidential and proprietary information of like importance, but in no event less than reasonable care. The Vistula Customer shall further agree not to disclose, provide or otherwise make available the Products and the proprietary and confidential trade secret information of which they consist or such information in any form to any person other than Vistula Customer's employees with a need to know.

  7.
  The Vistula Customer shall not alter or remove any trademark, copyright, restricted rights, limited rights, proprietary rights or confidentiality notice or other legend or disclaimer from the Products, and shall reproduce all such notices within and/or upon any copies and partial copies thereof made in accordance with the End User License Agreement.

  8.
  The Vistula Customer may not modify or make works derived from the Products and may not reverse engineer, decompile, disassemble or otherwise attempt to discover the source code of the Product (so far as such prohibitions are permitted by law).

  9.
  The Vistula Customer acknowledges that the Products may be subject to the export control laws of the United States and agrees not to export or re-export the Products without the appropriate United States or foreign government licenses, if any.

  10.
  The liability of NetYantra and its licensors shall be limited to the same extent as NetYantra's and its licensors' liability is limited in Vistula's agreement with NetYantra. NetYantra and its licensors shall be indemnified to the same extent as Vistula is indemnified in the End User License Agreement.

  11.
  If licensed to government entities, any provisions that may be necessary under applicable government rules and regulations in order to protect NetYantra's and its licensors' rights in relation to the particular government entity.

  12.
  The Vistula Customer's rights to use the Products shall terminate if the Vistula Customer fails to comply with any of the material terms or conditions of the End User License Agreement.

  13.
  The End User License Agreement shall conspicuously state that the Product to which such agreement relates was "engineered by NetYantra", "powered by NetYantra" or otherwise conspicuously indicate that NetYantra was the developer of such Product.

EXHIBIT F

Description of Training and Support

Tier I Support to be Provided by Vistula

1.     Installation and End-to-End Project Management

        Vistula will assign a Project Manager whose responsibilities will be to:

  •
  Conduct site surveys and call pattern analysis (subject to purchase by the customer) to ensure suitable equipment configurations are specified (subject to information being made available to Vistula by the customer).

  •
  Coordinate the provision of suitable co-location or in-house facilities to house necessary equipment.

  •
  Ensure delivery, installation and testing of the Products in an agreed time frame.

  •
  Coordinate the integration of the Products with the client's telecommunicatons infrastructure, in conjunction with the custmer's staff, as required.

  •
  Ensure that the relevant technical staff from Vistula is available for system specification, installation and testing and all other appropriate meetings.

  •
  Provide regular updates to the customer on the installation progress.

        The Products will provide, wherever possible, that traffic will automatically be routed to the client's PSTN if equipment fails.

2.     Fault Prioritisation

        Faults are graded according to severity.

Priority 1—System completely stopped, or over than 10% of calls dropped by the Products.

Priority 2—System running but over 1% (but not more than 10%) of calls being dropped by the Products.

Priority 3—Any other problem, including information requests.

3.     Fault Handling

Vistula will use its commercially reasonable efforts to ensure that faults are handled as follows:

Priority 1—Same day to next working day rectification with assistance of NetYantra if required.

Priority 2—Identify an answer within 3 working days, a further 2 working days to resolve the problem.

Priority 3—Resolution time scales to be agreed between both Vistula and NetYantra on a case by-case basis.

4.     Normal Support Hours

Vistula will offer support during normal business hours for their UK operations (i.e. 08:30 to 17:30 hours each UK working day).

        Requests for support will normally be made via email to support@vistula.com.

Tier II Support and Training to be Provided by NetYantra to Vistula

TIER II SUPPORT

  •
  Tier II support means 24x7 online and offline support to Vistula only.

  •
  Tier II online support means NetYantra support personnel connecting to the V-Cube server at the customer location through the internet, and/or responding to technical queries over an online chat facility like yahoo messenger or over the phone. Vistula should make sure that the required connectivity and access permission is provided at the customer side for online support.

  •
  Tier II offline support means NetYantra support personnel responding to technical queries by email.

        Tier II support shall include the prompt delivery to Vistula, at NetYantra's expense, of all updates and workarounds with respect to the Products and associated documentation released by NetYantra from time to time and of all error corrections, software patches and bug fixes with respect to the Products and associated documentation released by NetYantra or required by a Vistula customer from time to time. For the purposes of this Agreement, all such updates, workarounds, error corrections, software patches and bug fixes shall be deemed to be "Products."

  •
  NetYantra will use its commercially reasonable efforts to ensure that faults or problems reported to NetYantra by Vistula are handled as follows:

  Priority 1—Response by NetYantra within 8 hours of receipt of report. Rectification of reported fault or problem by NetYantra within 24 hours of receipt of report if the fault or problem requires a software update or patch.

  Priority 2—Response by NetYantra within 24 hours of receipt of report. Rectification of reported fault or problem by NetYantra within 72 hours of receipt of report if the fault or problem requires a software update or patch.

  Priority 3—Resolution time frames to be agreed between both Vistula and NetYantra on a case by-case basis (but no later than 7 days following receipt of report of problem or fault by NetYantra).

  •
  The format in which faults or problems are communicated to NetYantra by Vistula shall be agreed between the Parties within thirty (30) days from execution of this Agreement. All fault reports by Vistula shall provide reasonable details concerning the installation of the Products, the problem or fault, the efforts of Vistula to cure the problem or fault and any relevant observations of Vistula.

  •
  The Tier II support must be provided by employees of NetYantra sufficiently skilled to assist Vistula in resolution of problems and errors.

  •
  NetYantra will make commercially reasonable efforts to make sure that the Internet and telecom infrastructure at NetYantra support center is in service at all times. However Tier II services from NetYantra is subject to service availability of telecom and Internet infrastructure at NetYantra premises.

  •
  Optionally Vistula may post NetYantra technical support personnel at Vistula locations, the cost of such services shall be set forth in a statement of work agreed by the parties.

  •
  Prior to requesting Tier II support Vistula should make sure that the technical pre-requisites for the installation is met. The pre-requisites are listed below.

  LAN specifications

  a)
  LAN wiring—100Mbps or higher bandwidth, Structured cabling, only factory crimped patch cables, less than 1ms ping time within LAN.

  b)
  3 flood pings of 10 minutes duration each, 30 minutes apart, with 0% packet loss between server and all nodes, including end user devices.

  c)
  Server used should be certified as Linux compatible.

Device Specifications—SIP/H.323 Gateway/End user device configuration

  a)
  Preferred devices are Cisco and AudioCodes gateways and IP Phones and NetYantra soft phone.

  b)
  Other equipments have to be tested and certified by NetYantra prior to installation.

  c)
  Support for G.711 and G.729 codecs required.

  d)
  NetYantra soft phone requires PIII 1 GHz or higher processor; Windows 2000 or XP with at least 256MB RAM, Full duplex sound card or USB based headphones/device.

WAN Specifications

  a)
  For optimal voice quality the round trip delay in WAN link should be under 250 ms.

  b)
  3 flood pings of 10 minutes duration each, 30 minutes apart, with 0% packet loss over the WAN link between server and nodes, including end user devices.

  c)
  Bandwidth requirement is 20 kbps per call.

TRAINING

NetYantra training activities

        2-Day System/Network Administrator training at NetYantra premises in New Bombay. Training includes Provisioning and Administration of V-Cube IP-PBX, Periodic maintenance activities to be carried out on the IP PBX, Backup processes, Reporting, Trouble shooting and incident ticketing with NetYantra Support.

  Training topics:

  1.
  System Overview, Components & V-Cube Interfaces.

    This section provides an overview of the technologies involved, protocols used, how the different components interact with each other, Different administrative roles in the IP PBX application, and levels of management and user access to the system. Trainees also go through the different login screens in the system.

  2.
  System Management

      Overview of system management along with meaning and interpretation of real time parameters of the server displayed on the management page.

    a.
    Nycubed Stop/Start/Restart—Starting and stopping the server cleanly.

    b.
    Backup logs—Checking logs, Backing up logs to report a problem. Taking a system snap shot.

  3.
  System status

      This section goes through the real time monitoring of the IP PBX activity. Explains the currently Active User and Call Lists.

  4.
  Configure SIP/H.323 Accounts

      Overview of configuring an ITSP account, making SIP/H.323 dial plans, adding and deleting dial plans and routes. Mapping numbers.

  5.
  Routing options

      Setting up routing options, Routing based on time, protocol, dialing prefix. Explains Routing options and dial plans.

  6.
  Conferencing

      Overview of different methods to initiate a conference, setting up conferencing options, conference permissions.

      Hands on training on

    a.
    Call to conference migration

    b.
    Scheduled conferencing

    c.
    Conference bridge application

  7.
  IVR & IVRS

      This section covers setting up an IVR tree, multi-lingual tree with language options, IVRS command, response syntax, Integration with 3rd party Databases, creating IVRS scripts.

  8.
  Pre/Post paid

      Creating a pre/post paid user, Adding and deleting users to a specific plan, creating a new plan.

  9.
  IP-PBX features

      This section gives an overview of IP-PBX features and functionalities, adding and deleting users, setting user permissions and bandwidth restrictions.

      Hands on training on

    a.
    Adding a user / roaming user

    b.
    User services and bandwidth restrictions

    c.
    Setting voice mail and time based forwarding options

    d.
    Call access lists

    e.
    Call parking & call regret

    f.
    Rule based call forwarding

    g.
    Call to conference migration and configuration

    h.
    Conference scheduler

    i.
    Setting voicemail boxes

    j.
    Voicemail email and email notification

  10.
  Question and Answer Session

  11.
  NetYantra support operations

      This section gives an overview of the NetYantra support process and online trouble shooting.

  12.
  Reporting a problem

      This section covers, Problem-reporting process, mandatory information required while reporting a problem, co-coordinating with NetYantra support.

  13.
  Instant Messaging basics.

      Gives an overview of the support Instant Messaging, synchronizing with NetYantra support on chat for troubleshooting, role of the Administrator in the support process.

  14.
  Training Summary

  15.
  Wrap up Question and Answer Session

EXHIBIT G

Form of Source Code Escrow Agreement

[attached]

QuickLinks

  Exhibit 10.21